Kris Trent Joins University General Health System as Chief Accounting Officer

HOUSTON, TX -- (Marketwire - June 06, 2013) - University General Health System, Inc. (OTCQB: UGHS) ("University General") ("the Company"), a diversified, integrated multi-specialty health care delivery system, today announced that Kris Trent, CPA, has joined the Company's management team as Chief Accounting Officer.

"We are pleased to announce the appointment of Ms. Kris Trent as University General's Chief Accounting Officer," commented Mike Griffin, the Company's Chief Financial Officer. "Kris will focus on the management of outside auditor relationships and the establishment of consistent and comprehensive accounting systems. She will also be responsible for the development and application of all internal controls necessary to assure compliance with Sarbanes-Oxley ("SOX") requirements, as well as other accounting management duties."

"University General has experienced dramatic growth during its first two years as a publicly traded company, and we are committed to the achievement of the highest accounting and control standards, just as we are committed to providing the highest quality of patient care throughout our regional health care delivery system," noted Hassan Chahadeh, MD, Chairman and Chief Executive Officer of University General Health System, Inc. "We believe that Kris will play an invaluable role in the accomplishment of these objectives."

Ms. Trent was previously a Partner with one of America's "Big Four" audit, tax and advisory services firms where she was employed from January 1997 until May 2013. During her tenure, she served as the audit engagement partner on several public multinationals as well as the lead audit partner on several other multinational private companies. Her responsibilities not only included auditing and evaluating accounting implications throughout all phases of the audit, but also included ensuring that the companies complied with SOX 404 requirements.

Prior to joining the "Big Four" auditing and advisory firm, Ms. Trent was employed by DDB Needham, one of the largest advertising firms in the world, as a Finance Associate.

Ms. Trent, a Certified Public Accountant, earned a B.B.A. Degree in Accounting from the University of Texas at Dallas.

About University General Health System, Inc.

University General Health System, Inc. ("University General") is a diversified, integrated multi-specialty health care provider that delivers concierge physician and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates two hospitals, three ambulatory surgical centers, a number of diagnostic imaging and physical therapy clinics, two sleep clinics, and a hyperbaric wound care center in the Houston area. Also, University General owns three senior living facilities, manages six senior living facilities, and owns a Support Services company that provides revenue cycle and luxury facilities management services.

The Company is headquartered in Houston, Texas, and its common stock trades on the OTCQB under the symbol "UGHS".

For additional information, please contact:

Don Sapaugh
President
University General Health System, Inc.
(713) 375-7557
dsapaugh@ughs.net

or

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
Investor Relations Counsel
(800) 377-9893
info@rjfalkner.com